Exhibit 10.04

DEVELOPMENT AGREEMENT

THIS AGREEMENT, made and effective as of August 8, 2013, (‘Effective Date”) by and among Capso Vision, Inc. a corporation of Delaware having its principal place of business at 18805 Cox Ave., Saratoga, CA 95070, USA (hereinafter referred to as “Company”), Toshiba Corporation, a corporation of Japan having its principal place of business at 1-1, Shibaura 1-chome, Minato-ku, Tokyo 105-8001, Japan, for itself and on behalf of its affiliate Toshiba Memory Systems Co., Ltd., having its principal place of business at STE building, 2-5-1, Kazama, Sakae-ku, Yokohama, Kanagawa, Japan (hereinafter collectively referred to as “Toshiba”) and Toshiba America Electronic Components, Inc., a corporation of California having its principal place of business at 9740 Irvine Blvd., Irvine, CA 92618, USA (hereinafter referred to as “TAEC”). The signatories to this Agreement are individually a -Party” and collectively, the “Parties.”

The Parties agree as follows:

1.	Development

Toshiba shall develop a product specified in Exhibit A (“Product”), which details will be set forth in the product specifications as specified in Exhibit B (“Specifications”).

2.	Development Schedule

2.1

Toshiba shall make commercially reasonable efforts to perform the development (“Development”) in accordance with the Development schedule and responsibility as specified in Exhibit A hereto. However, Toshiba’s compliance to the Development schedule is contingent upon Company’s compliance with its Development schedule and responsibilities as specified in Exhibit A.

2.2	If any Party anticipates any delay from the Development schedule, such Party shall promptly notify the other Parties in writing and the Parties shall discuss in good faith a solution.

3.	Changes of Development

Changes to the Development contemplated hereunder shall be made only in writing executed by the duly authorized representatives of the Parties hereto.

4.	Inspection

4.1

Within five (5) days after the date the Parties exchange signature pages to this Agreement, Company shall inspect the deliverables specified in Exhibit A hereto (“Deliverables”) to determine whether they meet the Specifications. The Development shall be deemed completed upon TAEC and Toshiba’s receipt of written approval notice of the Deliverables provided by Company based on the template attached hereto as Exhibit C, which approval shall not be unreasonably withheld by Company. If Company does not provide either (i) written approval notice to TAEC and Toshiba or (ii) a written reason for rejection within such time frame, the Deliverables shall be deemed approved by Company, and the Development shall be completed.

4.2

If Company determines that the Deliverables do not meet the Specifications and rejects any or all of the Deliverables within the time frame set forth in Section 4.1 above, Company shall notify TAEC and Toshiba of the reason for the rejection in writing. If the Parties agree that such rejected Deliverable do not meet the Specifications, Company may return such rejected Deliverables to TAEC within two (2) weeks from such agreement among the Parties, and TAEC shall return such rejected Deliverables to Toshiba immediately. Also within six (6) months of such agreement, Toshiba shall repair or replace, at its sole option, such rejected Deliverables with conforming ones and provide an evaluation report related to the rejected Deliverables to Company. The Parties shall repeat the acceptance procedure as set forth in this Section 4.

4.3

Except as otherwise contemplated by this Agreement, the obligations of Toshiba and TAEC set forth in this Section 4 constitute their exclusive liability and obligation, and Company’s sole remedy, arising out of any defect of Deliverables.

5.	Payment

5.1	Company shall pay to TAEC the fees as consideration for the Development (“Development Fees”) according to the payment schedule set forth in Exhibit A.

5.2	TAEC shall pay the Development Fees to Toshiba upon the terms and conditions separately agreed between TAEC and Toshiba.

5.3

All payments hereunder shall be made free and clear of, and without reduction for, any and all taxes, including, without limitation, sales, use, value added, withholding or similar taxes, excluding taxes which are imposed on the income of TAEC.

6.	Cancellation

If Company terminates the Development and Toshiba has not previously breached this Agreement, then Company shall pay Toshiba all cost incurred by Toshiba for Development up to such time, which shall not exceed the amount as provided in Section 5.1 hereunder.

7.	Confidential Information

7.1

For the purpose of this Agreement, “Confidential Information” means information disclosed in written, recorded, graphical or other tangible form which is marked as “Confidential”, “Proprietary” or in some other manner to indicate its confidential nature, and/or orally or in other intangible form, identified as confidential at the time of disclosure and confirmed as confidential information in writing within thirty (30) days of its initial disclosure.

7.2

The receiving Party agrees to safeguard the Confidential Information and to keep it in confidence and to use at least the same degree of care that is used in the protection of its own confidential information, which shall in no event be less than a reasonable standard of care. The receiving Party shall limit dissemination of the disclosing Party’s Confidential Information to its representatives, agents, consultants, directors, officers and/or employees who have a need to know for the Development, and who are bound to maintain the confidentiality of the Confidential Information under provisions at least as restrictive as those contained in this Agreement. Notwithstanding the foregoing, the receiving Party shall not be obligated hereunder in any respect to information which:

a)	is already known to the receiving Party at the time of its receipt from the disclosing Party as evidenced by the receiving Party’s records; or

b)	is or becomes publicly available without breach of this Agreement or any other agreement or confidentiality obligation by the receiving Party; or

c)	is rightfully received by the receiving Party from a third party without any obligation of confidentiality; or

d)	is independently developed by the receiving Party without use of the disclosing Party’s Confidential Information.

7.3	The receiving Party shall not modify, alter, disassemble, recompile or reverse engineer such Confidential Information without the prior written consent of the disclosing Party.

7.4

If the receiving Party is required to disclose any Confidential Information pursuant to a judicial or governmental order or process, the receiving Party shall notify the disclosing Party promptly in advance and use reasonable efforts to preserve the confidentiality in complying with such required disclosure, including obtaining a protective order to limit such disclosure and use of the information so disclosed to the purposes for which the order is issued. Moreover, unless disclosure of Confidential Information pursuant to a judicial or governmental order or process results in such Confidential Information becoming publicly available, disclosure pursuant to a judicial or governmental order will not excuse subsequent disclosure of the Confidential Information so disclosed.

7.5

All Confidential Information shall remain the property of the disclosing Party. Upon request by the disclosing Party or upon expiration or termination of this Agreement, whichever is earlier, the receiving Party shall, at choice of the disclosing Party, return or destroy with submission of satisfactory proof of destruction all Confidential Information, including any and all copies thereof. Notwithstanding the foregoing, however, receiving Parties are not required to delete Confidential Information stored in a confidential and restricted manner on disaster recovery systems.

7.6	No Party shall disclose the terms and conditions of this Agreement other than as expressly provided in this Agreement without the prior written consent of the other Parties.

8.	Subcontractors

Toshiba may assign the whole or any portions of its work of Development to (i) its Affiliates; or (ii) any third parties approved by Company (collectively “Subcontractors”), provided that Toshiba shall make such Subcontractors comply with the terms and conditions of this Agreement. In this

Agreement, Affiliates mean any corporation, company or other legal entity in which Toshiba now or hereafter owns or controls, directly or indirectly, more than fifty percent (50%) of the outstanding shares or securities or ownership interest representing the right to vote for the election of directors or other managing authority.

9.	Intellectual Property Right

9.1

If an invention is made solely by the employees of any of the Parties in the course of or in connection with the Development, the title and interest to any intellectual property rights for such invention shall belong solely to the Party whose employees made such invention.

9.2

If an invention is jointly made by the employees of both Company and Toshiba in the course of or in connection with the Development, Company and Toshiba shall jointly own the title and interest to any intellectual property rights for such invention, and each Party shall be entitled to use and exploit such jointly owned invention and intellectual property rights without obtaining any consent from or payment to the other Party. In the event that a Party intends to grant a license for such jointly owned inventions and/or intellectual property rights to any third parties, the Party shall obtain prior written consent from the other Party; provided, however that any consent shall not be unreasonably withheld in the case of a license to an Affiliate. All expenses incurred in obtaining and maintaining the jointly owned patent shall be equally shared by both Parties except as otherwise agreed in writing.

9.3

Unless expressly provided for in this Agreement, no right or license to each Parties’s intellectual property is granted or implied to any of the other Parties under this Agreement. Notwithstanding any other provisions of this Agreement, all disputes, controversies or differences which may arise between Company and Toshiba in connection with the ownership of intellectual property rights contemplated by Section 9.1 and 9.2 above shall be determined and settled under the principles of US intellectual property law and practice.

10.	Supply Relationship

10.1

No later than [***], Company shall order from TAEC [***] units of Product (“Agreed Quantity”) at a price of [***], and TAEC shall use its commercially reasonable efforts to deliver such [***] units of Product in accordance with the delivery schedule as follows:

Amount (Units)	Date to delivery at the principal place of business of Company
[***]	[***]
[***]	[***]
[***]	[***]

For the avoidance of doubt, Company acknowledge that failure of TAEC to deliver the Agreed Quantity as specified by this section shall not be deemed a material breach of this Agreement so long as TAEC has used its commercially reasonable efforts to fulfill its obligations hereunder.

10.2

After delivery of the Agreed Quantity, Company shall provide a [***] rolling forecast to TAEC every month. If TAEC believes that TAEC may not be able to timely fulfill such forecast except for the quantity covered by POs (hereinafter defined)„ then the Company and TAEC shall promptly discuss in good faith a delivery schedule of Products that is mutually agreeable to both Parties. TAEC shall use its commercially reasonable efforts to deliver Products to Company within [***] lead time from TAEC’s receipt of purchase order placed by Company for the Products in accordance with the terms and conditions separately agreed upon by the Parties (“PO(s)”), provided, however, that Company and TAEC agree that (a) other than the specific PO terms agreed to in writing by the Parties, the terms of this Agreement shall control over terms included in purchase order or purchase order acknowledgment documentation not specifically agreed to by the parties; and (b) TAEC may adjust the delivery schedule of Products so long as (i) the adjustment will not affect Company’s production schedule solely as determined in good faith by Company and (ii) TAEC provides prompt written notice to Company that such adjustment is necessary for TAEC to optimize its production process. The Parties hereby agree that the purchase price of any Products sold or purchased pursuant to this Section 10.2 shall be $[***] per unit of Product and any deficiency or delay by the Company with respect to the forecast shall not be deemed a material breach of this Agreement. The Parties also agree that the use of Product contemplated by this Agreement shall not be an “unintended use” under any PO or other agreement applicable to the Products. The terms and conditions for the purchase and sale for the quantity of Products exceeding the Agreed Quantity shall be separately agreed between TAEC and Company in writing

10.3

In case TAEC intends to discontinue the manufacture of Product, TAEC shall provide Company with twelve (12) months prior notice which informing Company the last day of the supply of the Product and obtain an approval from Company for the discontinuation. Notwithstanding the foregoing, in case Company does not place PO which orders more than [***] units of Product to TAEC for consecutive twelve (12) month, TAEC may discontinue the supply of Product with written notice.

11.	Warranty

11.1

THE DELIVERABLES ARE PROVIDED AS IS”. EXCEPT AS SET FORTH IN THIS AGREEMENT, TOSHIBA AND TAEC DISCLAIM ALL WARRANTIES AND REPRESENTATIONS RELATING TO THE PRODUCT, DELIVERABLES, OR DEVELOPMENT, WHETHER EXPRESS, IMPLIED, STATUTORY, OR ARISING FROM COURSE OF DEALING OR INDUSTRY PRACTICE, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THIRD PARTY RIGHTS.

11.2	COMPANY WARRANTS THAT COMPANY SHALL USE THE DELIVERABLES ONLY FOR THE PURPOSE OF ITS INTERNAL EVALUATION FOR ITS PRODUCTS WHICH INCORPORATE THE DELIVERABLES.

12.	Indemnification

12.1

Toshiba shall defend, hold harmless and indemnify Company at Toshiba’s cost and expense against any claim or suit brought against Company alleging that Products or Deliverables infringe patent, copyright, trade secret or any other intellectual property rights of any third party with regard to Product or Deliverables in such claim or suit, provided that Company gives Toshiba prompt written notice of such claim or suit, the right to maintain sole control of the defense and all negotiations for settlement of such claim or suit as long as such settlement does not require a payment by Company or adversely affect Company’s business or prospects, and reasonably cooperates with Toshiba, if requested, in the defense of such a claim or suit.

Notwithstanding the above, Toshiba shall not be obligated to defend, indemnify and hold harmless Company to the extent that such infringement arises from (a) compliance with designs or specifications supplied by Company; (b) the use of Product or Deliverables in combination with other circuits, components, devices or products where the Products or Deliverables would not be infringing in themselves; (c) use of Product or Deliverables in application or environment for which such Product or Deliverables were not designed or contemplated; or (d) modification to Product or Deliverables performed after delivery of such Product or Deliverables to Company .

Toshiba’s obligations set forth in this Section constitute Toshiba’s exclusive liability and obligation, and Company’s sole remedy, arising out of any third party claim of intellectual property right infringement.

12.2

Company shall defend, hold harmless and indemnify Toshiba and TAEC at Company’s cost and expense against any claim or suit brought against Toshiba or TAEC for infringement of patent, copyright, trade secret or any other intellectual property rights of any third party with regard to Product or Deliverables in such claim or suit to the extent that (i) such claim or suit arises from Toshiba’s or TAEC’s compliance with or implementation of any of Company’s designs or written requirements or written specifications ; or (ii) such claim or suit is based on the intellectual property rights which Company or customer of Company has an interest or a license (other than any interest or license associated with Toshiba or TAEC), provided that Toshiba and TAEC give Company prompt written notice of such claim or suit, the right to maintain sole control of the defense and all negotiations for settlement of such claim or suit as long as such settlement does not require a payment by Toshiba or adversely affect Toshiba’s business or prospects, and reasonably cooperates with Company, if requested, in the defense of such a claim or suit.

Company’s obligations set forth in this Section constitute Company’s exclusive liability, and Toshiba’s and TAEC’s sole remedy, arising out of any third party’s claim of intellectual property right infringement.

12.3

Company shall defend, hold harmless and indemnify Toshiba and TAEC at Company’s cost and expense against any claim or suit brought against Toshiba and/or TAEC caused by any use and application of Deliverables to human body by Company.

12.4

The Indemnification provisions set forth in this Section 12 shall apply to the Product sold for commercial purpose as provided in Section 10 in accordance with the limitation of liability set forth in the purchase and sales agreement for the quantity of Products and supersedes any prior agreements concerning the foregoing Product between or among the Parties.

13.	Limitation of Liability

EXCEPT FOR COMPANY’S OBLIGATION IN SECTION 12.3, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROPERTY OR LOSS OF PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER A CLAIM FOR SUCH DAMAGE IS BASED UPON WARRANTY, CONTRACT, TORT, NEGLIGENCE OR OTHERWISE. EXCEPT FOR COMPANY’S OBLIGATION IN SECTION 12.3, THE PARTIES AGREE THAT THE TOTAL AGGREGATE LIABILITY OF ONE PARTY TO ANOTHER, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, SHALL IN NO EVENT EXCEED THE ACTUAL AMOUNT PAID OR OWED FOR PRODUCTS IN SECTION 10.1 HEREOF PLUS THE DEVELOPMENT FEES BY COMPANY TO TOSHIBA OR TAEC HEREUNDER.

14.	Discontinuance

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15.	Export Control

Each Party agrees to comply with the export control laws and regulations of Japan and U.S.A, including the U.S. Export Administration Regulations and any other applicable export laws and regulations, and each Party shall not, directly or indirectly, export or re-export Product, Deliverables or any part thereof, any information, technical data received from the other Party, to any destination or country restricted or prohibited by such laws and regulations, unless properly authorized by the appropriate government authorities. In addition, the Parties agree that no technology furnished to any other Party will be used for any purpose to develop and/or manufacture nuclear, chemical, biological weapons and/or missiles (the “Weapons of Mass Destruction”). The Parties further agree that it will not sell any Product or Deliverables to any Party if it knows that the end-user of such Product or Deliverables will use them for the development and/or manufacture of Weapons of Mass Destruction.

16.	Term

16.1

This Agreement shall commence on the Effective Date and continue in full force and effect until the date on which the payment is completed pursuant to Section 5 which specified in Exhibit A, unless otherwise earlier terminated according to the terms and conditions herein.

16.2

Notwithstanding the foregoing, the provisions of Section 7 shall remain effective for three (3) years after termination or expiration of this Agreement, and the provisions of Sections 9, 10, 11, 12, 13, 14, 15, 16 and 17 shall survive any termination or expiration of this Agreement.

17.	Miscellaneous

17.1

The terms and conditions of this Agreement shall be subject to and construed in accordance with the laws of the state of New York, U.S.A., without reference to rules or principles of its conflict of laws. All disputes, controversies or differences which may arise between the Parties in connection with the interpretation or performance of this Agreement, that cannot be resolved by a mutual amicable arrangement between the Parties hereto, shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, by three (3) arbitrators appointed in accordance with the Rules. Arbitration proceedings shall be conducted in the English language and shall take place in the state of New York, U.S.A.. The decision of the arbitration proceedings shall be final and binding upon all Parties, and may be entered and enforced in any court of competent jurisdiction.

17.2

No Party shall be liable in any way for failure or delay in performing its obligations under this Agreement when such failure or delay is directly or indirectly due to Acts of God, war, threat of war, hostilities, sanctions, mobilization, blockade, embargo, detention, revolution, riot, looting, striking, lockout, accident, fire, explosion, flood, inability to obtain fuel, power, raw materials, labor, container or transportation facilities, breakage of machinery or apparatus, government order or regulation, or any other cause beyond its reasonable control (hereinafter referred to as “Force Majeure”) provided that the Party relying upon this provision gives prompt written notice thereof and takes all steps reasonably necessary to mitigate the effects of the Force Majeure event. Notwithstanding the foregoing, the occurrence of any event of Force Majeure shall not relieve Company of its obligation to make payment of the amount due to TAEC hereunder. If a Force Majeure event extends for a period in excess of 30 days in the aggregate, then any Party may immediately terminate this Agreement upon written notice to the other Parties. In the event of the termination of this Agreement by Company due to Force Majeure, Toshiba shall be entitled to invoice for the its costs of Development up to the point of termination which shall not exceed the total Development Fees and Company shall pay such invoice in accordance with the provisions herein.

17.3

It is understood by Company that Toshiba and TAEC are engaged in the development business throughout the world and may, in the normal course of their business, develop devices similar to Product for other customers. Further, the Parties agree that this Agreement shall not limit the independent development by any Party of any products involving technology or information of a similar nature to that disclosed hereunder. Toshiba and TAEC agree to sell Products developed under this Agreement through Toshiba Corporation Semiconductor & Storage Products Company and not to sell such Products to any third party, including Toshiba’s internal company except for Toshiba Corporation Semiconductor & Storage Products Company, without Company’s prior written consent.

17.4

If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

17.5

Neither this Agreement (including any exhibits hereto) nor any of the rights and obligations arising hereunder may be assigned or transferred in whole or in part to any third party by any Party hereto without the prior written consent of the other Parties, and any attempted assignment in violation of this provision shall be void; provided, however, that no consent shall be required for any assignment or transfer effected in connection with a change of control of Company. Notwithstanding the foregoing, Toshiba may assign without the Company’s consent its obligations under this Agreement to a purchaser of substantially all the business to which this Agreement relates so long as such purchaser is not, directly or indirectly, a competitor of the Company which develops, manufactures, sells or distributes any endoscope products.

17.6

This Agreement (which includes in all cases Exhibit A hereto) supersedes all prior discussions and agreement between the Parties with respect to the subject matter hereof, and may not be changed, altered or amended except in writing signed by duly authorized representatives of the Parties hereto. In the event of any inconsistency among this Agreement and purchase order or other documents, the provisions of this Agreement shall prevail.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement in duplicate to be executed by their respective duly authorized officers or representatives as of the Effective Date above.

Capso Vision, Inc.		Toshiba Corporation

By	: /s/ Johnny Wang	By	: /s/ Tomoharu Watanabe

Name	: Johnny Wang	Name	: Tomoharu Watanabe

Title	: President	Title	: General Manager, Memory Division, Semiconductor & Storage Products Company

Date	: Feb. 08, 2016	Date	: Feb. 29, 2016

Toshiba America Electronic Components, Inc.

By	: /s/ Shardul Kazi

Name	: Shardul Kazi

Title	: SVP, System LSI Group

Date	: 3/9/16

(TAEC#230TC574)

Confidential Exhibit A

(Statement of Work)

[***]

Exhibit B

(Specifications)

The values presented in this Exhibit B are expressed for Development purpose based on limited information, and such values applied to mass production will be separately negotiated by the Parties.

Exhibit C

(Approval Notice)

To : Kazuhiro Yokose

Imaging Device Engineering Dept.

Image Sensor Division

Semiconductor & Storage Products Company

Toshiba Corporation

To:

Toshiba America Electronic Components, Inc.

APPROVAL NOTICE

This letter is to inform Toshiba of our approval of the Deliverables, in accordance with Development Agreement effective as of August 8, 2013 among Capso Vision, Inc., Toshiba Corporation and Toshiba America Electronic Components, Inc.

We have inspected the Deliverables and confirmed they meet the Specifications and are acceptable for both performance and specifications for the mass production purpose.

Product Name : T4KA4G(ES)

Comment :

Accepted by :	/s/

	Name:	Johnny Wang

	Title:	President
Capso Vision Inc.

	Date:	Feb. 08, 2016